news release
GoDaddy Announces Proposed $600 Million Offering of Senior Notes
SCOTTSDALE, Ariz., May 28, 2019 /PRNewswire/ -- GoDaddy Inc. (NYSE: GDDY) ("GoDaddy") today announced that its subsidiaries, Go Daddy Operating Company, LLC and GD Finance Co, Inc. (the "Issuers"), intend to offer, subject to market and other considerations, $600 million aggregate principal amount of senior notes (the "Notes") through an offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act.
The notes will be senior unsecured obligations of the Issuers and are expected to be guaranteed by the same entities that guarantee obligations under the Issuers' existing credit facility, including Desert Newco, LLC and certain subsidiaries of the Issuers.  The interest rate, redemption provisions, maturity date and other terms of the Notes will be determined by negotiations between GoDaddy and the initial purchasers.
GoDaddy intends to use the net proceeds from this offering, together with cash on hand, to repay $600 million in aggregate principal amount of term loan borrowings under its existing credit agreement.
This announcement does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful.  The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.
Forward-Looking Statements
Certain statements in this announcement, including statements regarding the closing of the offering of Notes and GoDaddy's intended use for the proceeds of the offering, are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. These forward-looking statements are based on management's current expectations, and as a result of certain risks and uncertainties, actual events or results may differ materially from those contained in the forward-looking statements, including those factors set forth in GoDaddy's Annual Report on Form 10-K and its quarterly reports on Form 10-Q, as well as other filings with the Securities and Exchange Commission. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in GoDaddy's forward-looking statements. This list of factors is not intended to be exhaustive. Such forward-looking statements only speak as of the date of this announcement, and GoDaddy disclaims any obligation to update information contained in these forward-looking statements.
About GoDaddy
GoDaddy is empowering everyday entrepreneurs around the world by providing all of the help and tools to succeed online. With nearly 19 million customers worldwide, GoDaddy is the place people come to name their idea, build a professional website, attract customers and manage their work. Our mission is to give our customers the tools, insights and the people to transform their ideas and personal initiative into success. To learn more about the company visit www.GoDaddy.com.

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